As filed with the Securities and Exchange Commission on May 17, 2006

Registration No. 333-133912

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Chipotle Mexican Grill, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	5810	84-1219301
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1543 Wazee Street, Suite 200

Denver, CO 80202

(303) 595-4000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Montgomery F. Moran

Chipotle Mexican Grill, Inc.

1543 Wazee Street, Suite 200

Denver, CO 80202

(303) 595-4000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Vincent J. Pisano, Esq. Kirkland & Ellis LLP Citigroup Center 153 East 53rd Street New York, NY 10022 (212) 446-4800	Bryant S. Messner, Esq. Messner & Reeves, LLC 1430 Wynkoop Street, Suite 400 Denver, CO 80202 (303) 623-1800	Janet L. Fisher, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 (212) 225-2000	Bruce K. Dallas, Esq. Davis Polk & Wardwell 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This amendment is being filed solely to file exhibits previously omitted. No changes have been made to Part I of the Registration Statement. Accordingly, it has been omitted.

Part II

Information Not Required in Prospectus

13.	Other Expenses of Issuance and Distribution.

The following sets forth the estimated expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the common stock registered hereby:

SEC registration fee	$27,880
NASD fee	$26,556
Printing and engraving expenses	$100,000
Accounting fees and expenses	$125,000
Legal fees and expenses	$300,000
Transfer agent fees and expenses	$10,000
Miscellaneous	$200,000

TOTAL	$789,436

14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, although in the case of proceedings brought by or on behalf of the corporation, such indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation (unless the Delaware Court of Chancery or the court in which such proceeding was brought determines otherwise in accordance with the Delaware General Corporation Law). Section 102 of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (i) breaches of the duty of loyalty; (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law; (iii) unlawful payments of dividends, stock purchases or redemptions; or (iv) transactions from which a director derives an improper personal benefit. Our certificate of incorporation contains such a provision.

Our bylaws incorporate Section 145 of the Delaware General Corporation Law, which provides that we will indemnify each director and officer against all claims and expenses resulting from the fact that such person was a director, officer, agent or employee of the registrant. A claimant is eligible for indemnification if the claimant (i) acted in good faith and in a manner that, in the claimant’s reasonable belief, was in or not opposed to the best interests of the registrant; or (ii) in the case of a criminal proceeding, had no reasonable cause to believe the claimant’s conduct was unlawful. This determination will be made by our disinterested directors, our shareholders or independent counsel in accordance with Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such. We have obtained liability insurance covering our directors and officers for claims asserted against them or incurred by them in such capacity.

The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of underwriting agreement filed as Exhibit 1.1 hereto.

Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

15.	Recent Sales of Unregistered Securities.

The following relates to sales of securities that have occurred since May 1, 2003 that have not been registered under the Securities Act:

In May 2005, the registrant issued 153,333 shares of non-vested common stock to Mr. Montgomery Moran pursuant to a Restricted Stock Agreement dated March 24, 2005 executed in connection with Mr. Moran’s offer of employment by us.

The shares vest in equal annual installments over three years from his date of employment, subject to his continued employment with us. In connection with this issuance, the registrant recognized $1.4 million of related compensation expense during 2005 and $0.5 million for the first quarter of 2006. This transaction was effected without registration under the Securities Act in reliance on the exemption from registration provided under Section 4(2) promulgated thereunder.

In April 2004, the registrant issued 2,908,278 shares of common stock to McDonald’s and certain other persons who were accredited investors (consisting of friends and family of our employees and persons having business relationships with us), in each case as identified in our shareholders’ agreement, at an aggregate offering price of $65 million. These transactions were effected without registration under the Securities Act in reliance on the exemption from registration provided under Section 4(2) promulgated thereunder.

In June 2003, the registrant issued 2,172,670 shares of common stock to McDonald’s and certain other persons who were accredited investors (consisting of friends and family of our employees and persons having business relationships with us), in each case as identified in our shareholders’ agreement, at an aggregate offering price of $38 million. These transactions were effected without registration under the Securities Act in reliance on the exemption from registration provided under Section 4(2) promulgated thereunder.

16.	Exhibits

See the Exhibit Index, which follows the signature pages and is incorporated herein by reference.

17.	Undertakings

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 17, 2006.

/s/ JOHN R. HARTUNG
By:	John R. Hartung
Title:	Chief Finance and Development Officer

Pursuant to the requirements of the U.S. Securities Act of 1933, the registration statement has been signed below on May 17, 2006 by the following persons in the following capacities.

Signature	Title

* Steve Ells	Chief Executive Officer (principal executive officer) and Chairman of the Board of Directors

/s/ MONTGOMERY F. MORAN Montgomery F. Moran	President and Chief Operating Officer (principal operating officer)

/s/ JOHN R. HARTUNG John R. Hartung	Chief Finance and Development Officer (principal financial officer)

* Robin S. Anderson	Executive Director and Controller (principal accounting officer)

* Albert S. Baldocchi	Director

* John S. Charlesworth	Director

* Patrick J. Flynn	Director

* Darlene J. Friedman	Director

* Mats Lederhausen	Director

*By:	/s/ JOHN R. HARTUNG
Name: John R. Hartung Title: Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement.***

3.1	Restated Certificate of Incorporation of Chipotle Mexican Grill, Inc.*

3.2	Restated Bylaws of Chipotle Mexican Grill, Inc.*

4.1	Form of Stock Certificate for Class A Common and Class B Common Shares.*

5.1	Legal Opinion of Kirkland & Ellis LLP.

10.1	Chipotle Executive Stock Option Plan.**

10.2	Chipotle Stock Appreciation Rights Plan.**

10.3	Chipotle 2006 Cash Incentive Plan.**

10.4	Chipotle 2006 Stock Incentive Plan, including the form of Option Agreement and the form of Option Agreement for converted SARs.**

10.5	Services Agreement between Chipotle Mexican Grill, Inc. and McDonald’s Corporation.*

10.6	Amended and Restated Registration Rights Agreement among Chipotle Mexican Grill, Inc., McDonald’s Ventures, LLC and certain shareholders.*

10.7	Restricted Stock Award Agreement between Chipotle Mexican Grill, Inc. and Montgomery F. Moran.**

21.1	Subsidiaries of Chipotle Mexican Grill, Inc.**

23.1	Consent of Ernst & Young LLP.***

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1	Power of Attorney.***

†	To be filed by amendment.
*	Incorporated by reference to Chipotle Mexican Grill, Inc.’s Annual Report on Form 10-K filed on March 17, 2006.
**	Incorporated by reference to Chipotle Mexican Grill, Inc.’s Registration Statement on Form S-1 (File No. 333-129221) filed on October 25, 2005.
***	Previously filed.